JRJR NETWORKS ANNOUNCES FOURTH QUARTER RESULTS
PRO FORMA REVENUE WAS $49.5 MILLION;
PRO FORMA ADJUSTED EBITDA WAS $3.9 MILLION

For Immediate Release

(Dallas, TX, June 28, 2016) – JRjr33, Inc., doing business as JRJR Networks [NYSE MKT: JRJR] today announced financial results for its fourth quarter of 2015.

“We’re extremely pleased with the results of the fourth quarter and with the results of the full year 2015. We’re very much on track, we believe our strategy is working, and we feel great about the future for JRJR Networks. Based on our long years of years of experience in this sector, we believe the future has never been brighter for this company,” said John Rochon, Jr., founder and vice chairman.

“As we look ahead to the latter part of this year, it’s our expectation that by Q4, before subtracting M&A expenses, JRJR Networks will be generating cash operating EBITDA of 10-12%, which is within our target range.

“I’ve been in this sector for a long time. I’ve seen inflection points like this before, where it’s clear that a turnaround is on the cusp of breaking through. I believe that’s where we are this year with JRJR Networks,” said Mr. Rochon.

“For a company that has just ended our third year -- having started from scratch and acquired troubled companies -- we believe we’re seeing very good progress,” said Chris Brooks, JRJR Networks’ chief financial officer.

“We know that the delay in filing as we completed our audit has been frustrating. With ten portfolio companies, operating in over 50 countries, with multiple IT systems, a new ERP system at a major subsidiary and the need to collect data from multiple international markets, the process took longer than we expected,” said Mr. Brooks.

Pro forma revenue for the quarter was approximately $49.5 million1.

Pro forma gross profit for the full year 2015 increased to $94.3 million2, a margin of 51.1%. Pro forma adjusted EBITDA was $3.9 million3 for Q4 and $4.5 million4 for the year.

“Excluding inventory impairments, in 2015, we cut our operating loss by more than half. We also reduced the earnings per share loss by half. We expect continued good progress on that front. We expect to see EPS turn positive this year,” said Mr. Brooks.

Assets increased by about $25.2 million, primarily due to the addition during the year of Kleeneze and Betterware.

“Our business is seasonal, so the quarters vary. Roughly 19-20% of our revenue comes in Q1; about 23-25% comes in Q2; 24-26% comes in Q3; and the Fourth Quarter usually amounts to about 30% of revenue. We believe we’ve stabilized the top line and we look forward to organic growth ahead,” said Mr. Brooks.

“We have a vigorous plan for reducing costs and achieving synergies in operations. The plan is working. We are confident that this plan will get us where we need to be by year-end. Everywhere we look, we see good cost saving opportunities and efficiencies from economies of scale.

“During the past year John Rochon Jr. has focused his time and attention to providing leadership to the sales fields of our companies.  This role of charismatic leader is crucial to growing sales and recruiting, and John Jr.’s work is already having excellent results,” he noted.

Financial Highlights

Total revenue for the fourth quarter was approximately $47.3 million, compared to approximately $33.6 million in the same quarter a year ago, an increase of $13.7 million, or 40.8%, primarily due to our acquisition of Betterware in October of 2015, in addition to organic growth, especially in the gourmet food products segment.

Gross profit increased to $18.8 million, compared to $12.2 million in the same quarter last year, an increase of $6.6 million, or 54.1% compared to the same quarter last year.

Gross profit margin increased to 39.8% of total revenue, compared to 36.4% of total revenue in the same quarter a year ago. This increase was offset by inventory write downs of $0.6 million in the quarter that minimized an even larger increase in margin.

Operating margin improved to (10.4)% from (22.4)% compared to the same period last year.

For the full year of 2015, revenue was $138.4 million, compared to $108.8 million in the same period last year, an increase of $29.6 million, or 27.2%.

For the full year, gross profit increased to $71.8 million from $53.3 million, an increase of $18.5 million compared with the same period in 2014. Gross profit margins increased to 51.9% compared to 49.0% for the full year of 2014.

Operating margin under GAAP improved to (14.3)% from (18.5)% compared to the previous year.

“We have continued to consolidate and streamline our operations,” said Brooks. “For example, at Longaberger, we have the Big Basket building in Newark, Ohio for sale, since we’re bringing the Longaberger office staff together under the same roof with the rest of the team at the Frazeysburg location. This will allow us to reduce expenses as we dispose of property no longer necessary for running the business. Also at Longaberger, we evaluated and wrote down certain inventory, most of which could generally be classified as overstock or for which the fair market value required an adjustment to a lower market value. These write-downs totaled $1.7 million after tax, or $0.05 per share.”

JRjr33, Inc.
 Consolidated Statements of Operations
 (in thousands, except share and per share data)

	Year Ended December 31,
	2015	2014
Revenue	$138,352	$108,811
Program costs and discounts	(24,362)	(27,443)
Net revenues	113,990	81,368
Costs of sales (exclusive of depreciation shown separately below)	42,194	28,082
Gross profit	71,796	53,286
Commissions and incentives	34,130	24,981
Gain on sale of assets	(657)	(886)
Selling, general and administrative	52,460	46,263
Depreciation and amortization	2,214	1,781
Share based compensation expense	(116)	792
Impairment of assets held for sale	3,329	-
Impairment of goodwill	192	489
Operating loss	(19,756)	(20,134)
(Gain) loss on marketable securities	(189)	845
Gain on acquisition of a business	(3,625)	-
Interest expense, net	2,588	1,857
Loss from operations before income tax provision	(18,530)	(22,836)
Income tax provision	349	829
Net loss	(18,879)	(23,665)
Net loss attributable to non-controlling interest	5,783	4,592
Net loss attributable to JRjr33, Inc.	$(13,096)	$(19,073)
Basic and diluted loss per share:
Weighted average common shares outstanding	33,478,601	47,688,157
Loss per common share attributable to JRjr33 Inc., basic and diluted	$(0.39)	$(0.40)
Pro-forma weighted average common shares outstanding (see Note 2)		24,550,871
Pro-forma loss per common share attributable to JRjr33 Inc., basic and diluted (see Note 2)		$(0.78)

The balance sheet improved from end of year 2014 to end of year 2015.  Working capital improved from $(3.4) million to $0.9 million; the current ratio improved from 0.9 to 1.0; the quick ratio improved from 0.3 to 0.4; and the cash ratio improved from 0.1 to 0.2.

JRjr33, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$6,482	$2,606
Marketable securities	5,306	991
Accounts receivable, net	4,828	450
Inventory, net	20,799	14,759
Other current assets	2,303	2,482
Total current assets	39,718	21,288
Assets held for sale	1,111	—
Restricted cash	2,857	—
Sale leaseback security deposit	4,414	4,414
Property, plant and equipment, net	5,387	8,191
Leased property, net	14,654	15,361
Goodwill	5,427	4,095
Intangibles, net	8,801	3,558
Other assets	135	400
Total assets	$82,504	$57,307
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable—trade	$15,937	$8,541
Related party payables, net of receivables	1,605	152
Accrued commissions	3,033	3,319
Accrued liabilities	7,303	4,612
Deferred revenue	2,307	2,982
Current portion of long-term debt	3,048	941
Accrued taxes payable	4,830	2,693
Other current liabilities	777	1,412
Total current liabilities	38,840	24,652
Deferred tax liability	744	167
Long-term debt	12,784	4,316
Lease liability	16,332	15,774
Other long-term liabilities	2,864	3,415
Total liabilities	71,564	48,324
Commitments & contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 500,000 authorized-0-issued and outstanding	—	—
Common stock, par value $0.0001 per share, 250,000,000 shares authorized; 35,718,279 and 27,599,012 shares issued and outstanding, at December 31, 2015 and at December 31, 2014 respectively	4	3
Additional paid-in capital	58,837	37,097
Accumulated other comprehensive loss	(586)	321
Accumulated deficit	(45,255)	(32,159)
Total stockholders’ equity attributable to JRjr33 Inc.	13,000	5,262
Stockholders’ equity attributable to non-controlling interest	(2,060)	3,721
Total stockholders’ equity	10,940	8,983
Total liabilities and stockholders’ equity	$82,504	$57,307

Management Commentary

Our strategy is to acquire a growing, diversified portfolio of direct-to-consumer companies with global reach. Each company keeps its brand and identity, while we reduce overlapping costs and achieve efficiencies in operations and support. We look for diversification and strategic synergies.

Our larger goal is to empower millions of people around the world -- to give them hope, opportunity, income and freedom through entrepreneurship.

We don’t think of ourselves as a “direct selling” company. That is too narrow a definition. We are a “direct to consumer” federation, which is much broader. “Direct selling” is only a subset of the direct to consumer sector. Within this sector, we believe that we are building something unique.

We’ve made excellent progress in our first three years:

Year one was 2013: In that year, we introduced our concept to investors and the industry, created a public structure and made our first six acquisitions.

Year two was 2014: In that year, we made a seventh acquisition, raised capital and uplisted to the NYSE MKT.

Year three was 2015: In that year, we scaled up and approximately doubled the size of our company through two major acquisitions, Kleeneze and Betterware.

Now, in 2016, we’re focusing on strengthening the profitability of our portfolio and looking for larger acquisitions. We are in a position to be more selective on acquisitions from now on.

Going forward, we plan to continue scaling up, spreading our overhead costs across an ever-larger base. The bigger and more diversified we get, the more predictability and less variability we should have in our results. Eventually, it’s our intention to get to the point where we generate current returns to shareholders through dividends.

We have a target range for how a properly-run company in this sector should perform:

Program costs and discounts should be 10-12%;
Cost of goods should be 26-28%;
Commissions and incentives to the sales force should be 29-31%
Fixed SG&A should be 15-17%;
Gross profits should be 60-64%;
Which leaves cash operating EBITDA at between 12% and 20%.

That’s the ideal that we’re shooting for. We are making every effort to meet our cash operating EBITDA target this year.

As we look ahead to the latter part of this year, it’s our expectation that by Q4, before subtracting M&A expenses, JRJR Networks will be generating cash operating EBITDA of 10-12% -- which is within our target range.

For a company that’s just ended our third year -- having started from scratch and acquired troubled companies -- we believe that is very encouraging progress.

Below are comments on the largest companies in the portfolio.

Kleeneze and Betterware

Kleeneze and Betterware, our two UK companies, collectively represent about half of our company’s total revenue. Improvements there can have a significant impact on the Company overall. We believe there are still big cost savings and efficiency improvements to be made there, especially as Kleeneze extricates itself from the old agreement it had with EGL Logistics for warehouse and other services.

For example, we’ve already moved away from EGL in areas like accounting and IT. This progress on operational efficiency at Kleeneze has a direct effect on reducing SG&A costs. It also takes control of operations out of the hands of a third party and into our own hands -- which obviously is a good thing.

Having completed their first year as part of the JRJR Networks family, Kleeneze is showing signs of a rejuvenated Network, with sales and recruitment numbers showing considerable improvement.

Longaberger

Longaberger was a longer, more difficult turnaround challenge than we originally thought it would be. But in 2015, the steps we’d been taking began to pay off. With John Jr.’s charismatic leadership starting in mid-year, Longaberger has become an encouraging turnaround story. By the end of the year, we were seeing stronger sales, better recruiting, a smooth-functioning supply chain and much more upbeat morale among both the sales field and employees. Although we did have to take some significant inventory write-downs in the fourth quarter, we now manage inventory levels much more closely, and believe that Longaberger is back.

Agel

At Agel, our nutritional supplement company, the focus has been largely on supply chain. Because this company does business in about 40 markets around the world, supply chain is no simple job. We realized that everything from forecasting to manufacturing to inventory tracking to delivery in the various markets needed improvement. We focused on that, and by year end, and into this year, we’ve been seeing real progress. We also believe Agel can be a player in the skin care category, and we took the first step in late 2015 by introducing a new skin care line called Caspi.

We also believe that Agel has been able to cut expenses more effectively over the last 12 months than in its 12 year history. Distributors are holding events all over world, with thousands in attendance. Last year Agel launched its newest gel suspended probiotic product, beating previous company records with one of the single largest sales days in Agel’s 12 year history.

Your Inspiration At Home

Our spice company in 2015 continued to justify our high expectations. The business continued growing vigorously in its original markets, Australia and New Zealand. It continued winning gourmet food awards and it introduced a new, monthly auto-ship product called The Flavour Stack.

And, most encouraging to us, the company made nice progress in establishing itself in three new markets: the US, Canada and the UK. The past 12 months has seen growth & expansion, with 12,000+ new sales field consultants joining the YIAH Global Gourmet Experience. Our international focus continues to expand into Europe.

Mergers and Acquisitions

We think of ourselves as an aggressive M&A shop in the direct to consumer field. We’ve made some aggressive moves, even apart from the companies that are in our portfolio.

Because we’re an M&A shop, our M&A expenses have to be separated from our normal operational costs, in order to clearly see our performance on the operating side. We want to get our M&A expenses down to a smaller percentage of revenues. Eventually, we’d like to see M&A expenses at around 2% of revenue.

On the acquisitions front, our strategy is to be strategic and selective. Our first acquisitions were troubled companies. We were able to acquire those at very favorable prices. Our two most recent acquisitions, in 2015, were Kleeneze and Betterware. Both were larger and more financially stable than our prior acquisitions.

We’re moving into a phase where the next acquisitions, ideally, will be larger and more profitable than what we’ve acquired in the past. It’s OK if a target is underperforming -- in that case, we believe we can improve it -- but we’re no longer focused on companies that are seriously broken.

We want to find acquisitions that already have positive EBITDA, deals that are financeable. Then, our plan will be to increase EBITDA, using our cost-saving and revenue-generating techniques.

We know that acquiring a larger, financially healthier company will have to be different from the way we acquired some of the smaller, broken companies over the past three years. We’ll have to pay more. If we need to use debt, we’ll obviously look for favorable terms. We’ll structure any future acquisition in a way that makes good economic sense.

The key to our next phase of M&A will be these questions: What is the best order in which to acquire targets? What is the best way to structure it? We are devoting a lot of time and attention to these efforts.

Sale of Excess Assets

For the past year or so, we have been engaged in selling excess assets at Longaberger that were not needed for the running of the business. We’ve been very successful at this process. It has had a number of benefits, allowing us to pay off Longaberger’s bank debt as well as reducing the company’s tax liabilities and maintenance costs.

In just the past 12 months, we’ve brought in about $1.0 million from excess asset sales. This work of converting excess assets into cash to strengthen the business has been a contributor to Longaberger’s turnaround. We believe there is still additional progress to be made in this area, and that more savings are yet to be made.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the belief that the strategy is working, the expectation that by Q4 JRjr will be generating cash operating EBITDA of 10-12%, the belief that JRjr is on the cusp of breaking through, the pro forma revenue, the expectation of seeing EPS turn positive this year, the belief that top line has been stabilized and the anticipated organic growth, the continued cleanup on the financials with write-downs, the plan to continue scaling up, spreading overhead costs across an even larger base, the ability to generate returns to investors through dividends, the cost savings and efficiency improvements to be made at Kleeneze and Betterware, the belief that Longaberger is back, Agel’s opportunities in the skin care category, and the additional progress to be made with respect to the sale of excess assets. These statements are subject to a number of risks and uncertainties including JRjr’s ability to successfully implement its strategy and the other risks outlined under "Risk Factors" in JRjr’s most recent Annual Report on Form 10-K and those risks discussed in other documents that JRjr files with the Securities and Exchange Commission, which may cause JRjr’s actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations. Except as required by law, JRjr undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform JRjr’s statements to actual results or changed expectations.

Media Contact:                         Investor Relations Contact:
Russell Mack                            Tucker Gagen
Executive Vice President                     tucker.gagen@jrjrnetworks.com
russell.mack@jrjrnetworks.com

Non-GAAP financial measures
This news release includes information on pro forma revenue, pro forma gross profit, pro forma adjusted EBITDA and pro forma EBITDA, which are non-GAAP financial measures as defined by Regulation G.

Explanation of Exhibits

In the exhibits below there are items being added back to GAAP financial results in an effort to show non-GAAP measures that the Management believes, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. The non-GAAP measures should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as the non-GAAP measures are not defined by GAAP and pro forma numbers should not be substituted for actual financial numbers. This is a short explanation of those items being added back:

•
Betterware pre-acquisition Q4 revenue is the revenue Betterware realized during JRJR’s fourth quarter before it was purchased by JRJR. It is being added back to show what JRJR’s total fourth quarter revenue would have looked like if it had owned Betterware for the entire quarter.

•	JRJR parent company EBITDA is JRJR Networks’ parent company EBITDA. It is being added back in order to show the performance of the underlying operating companies owned by JRJR Networks.

•	Betterware pre-acquisition 2015 gross profit is referenced in Exhibit 2 below. This represents the gross profit Betterware Ltd. earned during 2015 before it was acquired by JRJR Networks.

•	Kleeneze pre-acquisition 2015 gross profit is referenced in Exhibit 2 below. This represents the gross profit Kleeneze Ltd. earned during 2015 before it was acquired by JRJR Networks.

•	Share based compensation for operating companies refers to any share based compensation expense outside of that which relates to JRJR Networks’ parent company.

•
Inventory write-downs refer to $2.4 million of inventory that was written down between The Longaberger Company and Agel Enterprises, Inc. It is being added back because it had no cash effect on the business. By adding it back JRJR believes it can better show the underlying performance of its operating businesses.

•
YIAH-acquisition related limited period royalty is related to a marketing contract between Your Inspiration at Home and its former third party marketing firm that was signed prior to JRJR’s ownership of Your Inspiration at Home. The contract required Your Inspiration at Home to continue paying the third party marketing firm for a certain period of time after Your Inspiration at Home ceased using the third party marketing firm’s services. That period of time in which Your Inspiration at Home is required to continue paying the third party marketing firm ends in October of 2016. This item is being added back because it is a one-time, non-recurring expense. By adding it back JRJR believes it can better show the underlying performance of its operating businesses.

•
Shipping premium – United Kingdom is related to high shipping costs Kleeneze is currently paying. The portion that is being added back is what JRJR believes to be the excess payment above what Kleeneze could pay elsewhere. This excess payment will cease when Kleeneze has moved to a new distribution facility. By adding it back JRJR believes it can better show the underlying performance of its operating businesses.

•	Betterware EBITDA for period not owned by JRJR is referenced in Exhibit 3 and Exhibit 4 below. This represents the EBITDA Betterware Ltd. earned before it was acquired by JRJR Networks.

•	Kleeneze EBITDA for period not owned by JRJR is referenced in Exhibit 4 below. This represents the EBITDA Kleeneze Ltd. earned during 2015 before it was acquired by JRJR Networks.

Exhibit 1

Pro forma fourth quarter 2015 revenue (000s)
JRJR fourth quarter 2015 revenue	$47,270
Betterware fourth quarter 2015 revenue for period not owned by JRJR	2,199
JRJR pro forma fourth quarter 2015 revenue	$49,469

Exhibit 2

Pro forma 2015 gross profit (000s)
	GAAP	Betterware	Kleeneze	Inventory Write-Downs	Pro Forma
JRJR 2015 revenue	$138,352	$33,139	$12,812	-	$184,303
Discounts	24,362	7,649	2,971	-	34,982
Cost of goods sold	42,193	10,176	5,054	2,355	55,068
Gross profit	$71,796	$15,314	$4,787	$(2,355)	$94,252
					51.1%

Exhibit 3

Pro forma adjusted fourth quarter 2015 EBITDA (000s)
JRJR net loss	$(4,716)
Interest	682
Income tax provision (benefit)	(7)
Depreciation and amortization	(14)
JRJR fourth quarter 2015 EBITDA	(4,055)
JRJR parent company EBITDA	3,419
Share based compensation expense for operating companies	(11)
Impairment of assets held for sale	3,329
Loss (Gain) on sale of assets	(42)
Bad debt expense	71
Inventory write-downs	589
YIAH-acquisition related limited period royalty	135
Shipping premium - United Kingdom	437
Betterware fourth quarter 2015 EBITDA for period not owned by JRJR	(22)
JRJR pro forma adjusted fourth quarter 2015 EBITDA	$3,850

Exhibit 4

Pro forma 2015 EBITDA (000s)
JRJR net loss	$(18,879)
Interest	2,588
Income tax provision (benefit)	349
Depreciation and amortization	2,214
JRJR 2015 EBITDA	(13,728)
JRJR parent company EBITDA expenses	11,656
Share based compensation expense for operating companies	(565)
Impairment of assets held for sale	3,329
Loss (Gain) on sale of assets	(657)
Bad debt expense	71
Inventory write-downs	2,355
Impairment of goodwill	109
YIAH-acquisition related limited period royalty	512
Shipping premium - United Kingdom	1,272
Betterware 2015 EBITDA for period not owned by JRJR	(286)
Kleeneze 2015 EBITDA for period not owned by JRJR	446
JRJR pro forma adjusted 2015 EBITDA	$4,514